Exhibit 99.1

Somera Communications Announces Management Changes:

CFO Cordial Appointed Acting CEO

SANTA BARBARA, Calif.— Sept. 30, 2003—Somera Communications, Inc. (Nasdaq:SMRA—News), a leading global provider of telecommunications network asset management solutions, announced today that its board of directors has appointed C. Stephen Cordial, chief financial officer, as acting president and chief executive officer. Cordial succeeds Rick Darnaby, who had been the company’s president and chief executive officer since September 2001 and is now leaving Somera and its board of directors to pursue other business opportunities.

Cordial joined Somera as chief financial officer in August 2002 and will continue in that role. His prior career included more than 20 years of operating and financial management experience in the telecommunications and semiconductor industries. He was chief financial officer of Xylan Corporation (Nasdaq:XYLN—News), later acquired by Alcatel (Paris:CGEP.PA; NYSE:ALA), and PMC-Sierra, Inc. (Nasdaq:PMCS—News), and earlier held management positions at Texas Instruments Incorporated (NYSE:TXN—News).

Barry Phelps, chairman of Somera’s board of directors, said, “We appreciate the contributions that Rick Darnaby made during the past two years and wish him the best of success in his future endeavors. We expect to launch a search for a new chief executive officer immediately.”

About Somera Communications

Somera provides Equipment Asset Management programs designed to help telecommunications network operators manage their networks and equipment asset base more efficiently and cost-effectively. The company’s unique equipment and services offerings directly support its customers’ need to optimize their networks while stretching capital budgets and lowering operating expenses. Somera provides quality, tested, new and redeployed equipment, equipment disposition programs to transform idle assets into needed currency, and technical planning, engineering, deployment, and logistics and materials management services. Founded in 1995, Somera has developed an impressive base of over 1,400 customers worldwide, including industry leaders from each segment of the telecommunications market. Visit Somera on the Web at www.somera.com.

Copies of Somera’s SEC filings may be obtained by contacting Investor Relations, Somera Communications, at 805-681-3322.